Exhibit 23


                   CONSENT OF KPMG PEAT MARWICK LLP








The Board of Directors
Lunar Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (File No. 33-63891) of Lunar Corporation of our reports dated August 2, 1997 relating to the consolidated balance sheets of Lunar Corporation and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 1997, which reports appear in the June 30, 1997 annual report on Form 10-K of Lunar Corporation.



KPMG Peat Marwick LLP
Chicago, Illinois
September 24, 1997